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                                                                    Exhibit 23.9

The Board of Directors
StjarnTVnatet AB

We hereby consent to the use in this Registration Statement of United Pan-Europe Communications N.V. on Form S-1 of the English translation of our report dated May 29, 1998, relating to the financial statements and the financial statement schedules of Singapore Telecom International Svenska AB (now StjarnTVnatet AB) org No 556497-8210, which appear in such Registration Statement. The original copy of this report is in the Swedish language. We also consent to the references to us under the heading "Experts" in such Registration Statement.

Stockholm, Sweden
September 22, 1999
PricewaterhouseCoopers